UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

Multi Packaging Solutions International Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 25, 2017, Multi Packaging Solutions International Limited issued the communication below to its customers.

Agreement Reached for WestRock to Acquire Multi Packaging Solutions

Dear Customer,

It is with great pleasure and excitement that we announce the definitive agreement with WestRock Company, to acquire Multi Packaging Solutions (NYSE:MPSX, “MPS” or “the Company”), with a targeted completion of the transaction expected in Q2 2017.

The acquisition of Multi Packaging Solutions is a compelling strategic fit, of truly global impact, for both enterprises and significantly increases our collective ability to deliver enhanced product value and service, to our customers, employees and suppliers.

The combination of MPS and WestRock will create a unique platform for global brand managers, offering regionalized production for international brands and brand consistency across multiple geographies. Our conjoined global resources will offer an unparalleled approach to fully integrated supply chain management, allowing brands to be developed, launched, and managed, in a coordinated approach in all geographies.

The acquisition will harness MPS’s vast expertise in cartons, labels, inserts and rigid packaging, with WestRock’s main product lines, in display packaging, containerboard and cartonboard. Resulting in great end to end packaging solutions, for all involved in our core markets in Europe, North America and Asia.

MPS is recognized globally for its strong reputation in operational excellence, service, technology leadership, innovation and graphic design. We would stress that these attributes will remain at the very core of our customer focus.

The MPS Management team will continue to strive, with an unwavering commitment, to support your current and longer term needs. We look forward to the future with the confidence, that we are now better positioned than ever before, to provide value added packaging solutions to our customers, locally, regionally and globally.

<< INSERT YOUR NAME & SIGNATURE>>

Multi Packaging Solutions

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WestRock (NYSE:WRK) provides differentiated paper and packaging solutions to the marketplace. WestRock's 39,000 team members, support customers from more than 250 operating and business locations spanning North America, South America, Europe and Asia. For your interest, further information on WestRock and its packaging solutions at  www.WestRock.com and on Multi Packaging Solutions at www.multipkg.com  These sites will be kept updated with the latest developments; however, should you have any initial questions, please do not hesitate to contact either of us directly.

Contact Information:

Europe & Asia Bob Houghton, +44 1635 290521 Marketing Communications Bob.Houghton@multipkg.com	North America Cal Branagan, +1-646-834-1527 Marketing Communications Calgary.Branagan@multipkg.com

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company with WRK Merger Sub Limited, a wholly-owned subsidiary of WestRock.  In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (“SEC”), including a preliminary proxy statement on Schedule 14A.  Following the filing of a definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC or by sending a request to the Company’s Secretary at Multi Packaging Solutions International Limited, 150 East 52nd St., 28th floor, New York, New York 10022.

The Company and its directors and executive officers, and WestRock and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, which was filed with the SEC on August 23, 2016 and the Company’s proxy statement for its 2016 Annual General Meeting of Members, which was filed with the SEC on October 6, 2016. Information about the directors and executive officers of WestRock is set forth in the proxy statement for WestRock's 2017 Annual Meeting of shareholders, which was filed with the SEC on December 16, 2016. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

Multi Packaging Solutions

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